Nominee Agreement

This Agreement (the "**Agreement**") is made and entered into 13 October 2021 (**"Effective Date"**), and between:

1) **Anghami,** an exempted company registered in the Cayman Islands with registration number MC- 266308, duly represented by its Chief Executive Officer, Mr. Edgard Maroun, hereinafter referred to as the "**Anghami**";

and

2) **Samira Saad Kamar Mohammed Tawfik Azab,** born in Cairo, holder of Passport Number A20332178, having its address at... Rehab city, Group 87, bld. # 12 ...., hereinafter referred to as the "**Employee**".

Anghami and the Employee are hereinafter referred to separately by "**Party**" and jointly by the "**Parties**".

Preamble

WHEREAS, Anghami has established a company in Egypt under the name Anghami for Digital Content S.A.E., a company registered with the Commercial Registration Office (Cairo Investment Office) in Egypt, sub-N° 104024 ("**ADC**");

WHEREAS, the Employee is an employee of Anghami and/or ADC and/or any other Anghami subsidiary;

WHEREAS, the Employee holds 8250 shares in ADC under his name on behalf of Anghami (the "**Existing Shares**"). In the event that after the date hereof, the shareholding of the Employee in the share capital ADC increases ("**Additional Shares**") for any reason whatsoever, the provisions of this Agreement shall additionally be applicable to such Additional Shares as if such Additional Shares had been held by the Employee on the date hereof. This provision shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition/receipt by the Employee of the Additional Shares.

The Existing Shares and the Additional Shares shall be collectively referred to as (the "**Shares**");

WHEREAS, the Employee is acting as a board member in ADC;

WHEREAS, the Parties agree to memorialize their current understanding and documentation in relation to the Employee's rights and obligations in relation to the Shares;

NOW, THEREFORE, the following has been agreed by mutual consent between the Parties:

Article 1: Employee Obligations and Undertakings

a) The Employee in his capacity as shareholder and director in ADC hereby acknowledges that any Shares registered in his name in the share register or on the Egyptian Exchange records or any other deed or document in relation to ADC, are in fact entirely and exclusively owned by Anghami, which has paid their price and therefore the rights inherent to the said Shares entirely belong to Anghami. Accordingly, the Employee is only acting as a nominee shareholder.

b) The Employee further declares that any rights attached to the Shares are exercised in his capacity as a nominee for the account of Anghami.

c) The Employee undertakes that in his capacity as a shareholder and director:

   i. To remit the Shares to Anghami and to transfer their ownership, upon Anghami's first demand and free of charge, to its name or to the name of any person and/or entity designated by Anghami. In the event that the applicable Egyptian laws and regulations require a transfer of funds from the purchaser to the seller of the Shares, this shall only be implemented as a formality and any and all funds paid by Anghami to effect the share transfer must be returned to Anghami in the manner to be decided at that time by Anghami;

ii. Not to transfer or assign any of the Shares without Anghami's prior written consent;

iii. Not to give any of the Shares as collateral and to lift, under his guarantee, any seizure eventually ordered against the Shares.

d) The Employee acknowledges and accepts that all the rights, obligations, and returns generated from the Shares are for the absolute benefit of Anghami and undertakes to remit without consideration to Anghami all the profits and all the amounts whatsoever that he shall receive from ADC to Anghami in his capacity as shareholder.

e) The Employee acknowledges and accepts that Anghami has the full power to direct all of ADC's activities and make all relevant operational and financial decisions, and he undertakes to implement Anghami's management's (Chief Executive Officer, Chief Technology Officer and Vice President of Finance) and/or Anghami's board of directors' decisions, as applicable and to vote all Shares held by him as per Anghami's instructions.

f) The Employee undertakes not to take or cause any action, make any operational and/or financial decision or enter into any transaction or agreement, directly or indirectly, whether by or on behalf of ADC, without the explicit approval of Anghami's management (Chief Executive Officer, Chief Technology Officer and Vice President of Finance) and/or Anghami's board of directors, as applicable, which approval shall be at the sole discretion of Anghami.

g) The Employee further undertakes not to take any action or make any decision which contravenes with the decisions of Anghami.

Article 2: Non-Compete

The Employee shall not, and shall procure that any affiliate of his, for as long as he, remains a Shareholder of ADC, or within 12 (twelve) months from him ceasing to be a shareholder of ADC, establish or be concerned in any commercial operations in Egypt which competes with the business of ADC.

Article 3: Indemnification

Anghami shall indemnify the Employee against all judgments, penalties, fines, amounts paid in settlement and reasonable expenses actually incurred by the Employee in connection with any Proceeding to which he was, is or is threatened to be named defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, as a nominee of Anghami in accordance with the terms of this Agreement. Provided, however, that no indemnification shall be made under this Article 3 in respect of any judgment, penalty, fine, or amount paid in settlement in connection with any Proceeding in which the Employee shall have been found liable on the basis of fraud, gross negligence or willful misconduct. For the purposes hereof, **"Proceeding"** means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding.

Article 3: Effectiveness and Term

The effect of this Agreement shall be deemed final and irrevocable, effective and applicable from April 16, 2018.

The term of this Agreement shall be retroactive from April 16, 2018, until the earlier of (i) transfer of the Shares to Anghami or any other person and/or entity designated by Anghami as per the terms of this Agreement and (ii) the termination of this Agreement by Anghami in its sole discretion.

Article 4: Assignment

The Employee may not assign any of its rights, interests or obligations (by operation of law or otherwise) under this Agreement to any other party without Anghami's prior written consent.

Article 5: Governing Law and Settlement of Disputes

Any dispute or claim arising out of or relating to this Agreement which remains unresolved amicably by the Parties shall be settled before the competent court of Cairo and governed by the Egyptian Laws.

Article 6: Amendments

This Agreement may not be modified or amended, in whole or in part, except by a supplemental written agreement signed by both Parties.

Article 7: Counterparts

This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Article 8: Entire Agreement

This Agreement contain the whole agreement between the Parties relating to the transactions contemplated by this Agreement and supersede all previous agreements verbal or written and undertakings between the Parties relating to these transactions.

Each Party acknowledges that, in agreeing to enter into this Agreement, it has not relied on any express or implied representations, warranty, collateral contract or other assurance (except those set out in this Agreement) made by or on behalf of any other Party before the signature of this Agreement.

Nothing in this Article limits or excludes any liability for fraud.

Article 9: Severability

In the event that any term or provision of this Agreement, or the application thereof to any particular Party or circumstances, is found by a court of competent jurisdiction to be invalid or unenforceable (in whole or in its application to a particular Party or circumstance), the remaining terms and provisions of this Agreement or the application thereof to different Parties or circumstances, as the case may be, shall not be affected thereby, and this Agreement shall remain in full force and effect in all other respects.

Article 10: Confidentiality

Each Party shall keep all information related to the existence of terms and conditions contained in this Agreement completely confidential and shall not disclose such information to any third party whatsoever without the prior consent of the other Party. Anghami has the right to disclose the terms of this agreement to facilitate the requirements of any capital market transaction. In the event that either party is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process or by any law, rule or regulation of any governmental agency or regulatory authority including the Securities and Exchange Commission) to disclose any of the confidential information or the existence and the terms of this Agreement, such party shall be allowed to do so the extent required by law.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement of the date first written above:

ANGHAMI

Name: Edgard Maroun

Position: CEO

Signature: ______________ anghami

EMPLOYEE

Name: Samira Azab

Signature: Samira Azab

Signed in front of 2 witnesses:

Witness 1

Name: Lama Saad

Signature: Lama Saad

Witness 2

Name: Omar Sukarieh

Signature: ______________